Exhibit 23.1

FREEDMAN & GOLDBERG

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

TRI-ATRIA 32255 NORTHWESTERN HIGHWAY, SUITE 298 FARMINGTON HILLS, MICHIGAN 48334
ERIC W. FREEDMAN	(248) 626-2400
MICHAEL GOLDBERG JULIE A. CHEEK WILLIAM A. MARSHALL AMY S. JACKNOW GLORIA MOORE	FAX: (248) 626-4298

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of i2 Telecom International, Inc. on Form SB-2 of our report dated February 28, 2005 for i2 Telecom International, Inc for the years ended December 31, 2004 and 2003 appearing in this Prospectus, which is a part of this Registration Statement.

We also consent to the references to us under the heading “Experts” in such Prospectus.

Freedman & Goldberg, CPAs, PC

Farmington Hills, MI

April 19, 2005